Exhibit 3.2
Amendment No. 1 to Bylaws
of
National American University Holdings, Inc.
As adopted July 20, 2011
Article VIII, Sections 1. and 4., of the Corporation’s Bylaws are deleted in their entirety and replaced with the following:
ARTICLE VIII
CERTIFICATES FOR SHARES
SECTION 1. CERTIFICATE OF STOCK. The shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware General Corporation Law. All certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman or the Chief Executive Officer or the Chief Financial Officer or the President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.
SECTION 4. TRANSFERS OF STOCK. Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock, or by attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon surrender of the certificate.